Exhibit 4.1
CHARTERED SEMICONDUCTOR MANUFACTURING LTD.
Conversion Price Certificate
Reference is made to the Offering Circular dated July 22, 2005 (the “Offering Circular”) of Chartered Semiconductor Manufacturing Ltd. (the “Company”) for its 30,000 Units consisting of 30,000 Convertible Redeemable Preference Shares and US$46,702,800 6.00% Amortizing Bonds Due 2010. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings given such terms in the Articles of Association of the Company (the “Articles”). References in this Conversion Price Certificate to the Conversion Price shall be to the conversion price per Ordinary Share.
The initial Conversion Price of the Preference Shares is US$0.8719 in accordance with the terms of the Articles and as set forth in the Offering Circular. The Company determined the initial conversion price by multiplying (1) aggregate of 100% and the conversion premium of 20% by (2) the Reference Share Price, and by (3) the FX Rate.
For the purposes of this certificate:
“FX Rate” means 0.6038, being the U.S. dollar per Singapore dollar noon buying rate in New York, as certified for customs purposes by the Federal Reserve Bank of New York on August 16, 2005; and
“Reference Share Price” means S$1.2034, being the volume-weighted average share price of the Company’s ordinary shares for the period August 11, 2005 to August 17, 2005 inclusive.
Pursuant to Article 4A.17(9) of the Articles, where a conversion of Preference Shares by a holder is made in connection with a Fundamental Change, the following table will be used for the purposes of determining the decreased Conversion Prices that will apply:

	Stock Price
Effective Date of Fundamental Change	S$1.20	S$1.30	S$1.40	S$1.50	S$1.60	S$1.70	S$1.80
August 17, 2005	0.8490	0.8588	0.8661	0.8704	0.8718	0.8718	0.8719
August 17, 2006	0.8351	0.8488	0.8588	0.8657	0.8702	0.8717	0.8719
August 17, 2007	0.8200	0.8362	0.8494	0.8599	0.8661	0.8705	0.8719
August 17, 2008	0.8005	0.8218	0.8391	0.8524	0.8616	0.8676	0.8719
August 17, 2009	0.7794	0.8074	0.8303	0.8478	0.8599	0.8672	0.8719
August 17, 2010	0.7465	0.7938	0.8472	0.8718	0.8718	0.8718	0.8719
Dated: August 17, 2005

By:	/s/ George Thomas
	Name:	George Thomas
	Title:	Senior Vice President and Chief Financial Officer